UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of Earliest Event Reported) January 21, 1998
                                                          ----------------





                                   EG&G, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)






      Massachusetts               1-5075                 04-2052042
      -------------               ------                 ----------
    (State or other      (Commission File Number)    (IRS Employer
     jurisdiction of                                 Identification No.)
     incorporation)



    45 William Street, Wellesley, Massachusetts              02181
    -------------------------------------------              -----
    (Address of principal executive offices)               (Zip Code)





                              (781) 237-5100
                              --------------
           (Registrant's telephone number, including area code)



                                 Not applicable
                                 --------------
          (Former name or former address, if changed since last report)

Item 5.  Other Events

On January 21, 1998, the Company issued a press release reporting on its financial results for the fourth quarter of 1997 (see attached press release).


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        EG&G, Inc.


                                        By /s/ John F. Alexander, II
                                           ----------------------------
                                           Senior Vice President and
                                           Chief Financial Officer
                                           (Principal Financial Officer)


Date: January 28, 1998
      ----------------


                                  EXHIBIT INDEX

Exhibit Number                          Exhibit Description
--------------                          -------------------

(99)                                    Press Release dated January 21, 1998

FOR IMMEDIATE RELEASE                        For further information contact:
---------------------                        Deborah S. Lorenz, EG&G, Inc.
21 January 1998                              Tel. (781) 431-4306
                                             NYSE Symbol:  EGG
                                             Website:  www.egginc.com



             EG&G ANNOUNCES FOURTH-QUARTER AND YEAR-END 1997 RESULTS

Wellesley,  Massachusetts......EG&G,  Inc. today announced sales from continuing operations of $386.8 million and earnings from continuing operations of $0.45 per share for the fourth quarter of 1997, compared with sales and earnings from continuing operations of $369.8 million and $0.30 per share for the comparable period in 1996. For the year, EG&G reported sales from continuing operations of $1.5 billion, a 2% increase from 1996 levels. Before a non-cash asset impairment charge of $28.2 million, primarily as a result of operational issues in the IC Sensors division, 1997 earnings from continuing operations were $1.18 per share, compared with $1.15 in 1996. After the impairment charge, earnings from continuing operations for 1997 were $0.67 per share.

Commenting on EG&G's performance, Chairman John M. Kucharski stated, "EG&G finished the year strong. This is especially satisfying after a somewhat disappointing start to 1997. We made significant progress in 1997, in winning new commercial and services contracts, in developing two new products in the X-ray detection and food screening areas, and in completing two new collaborations -- one with GE Medical Systems and one with Mercedes Benz -- for new products and services. Our Instruments, Mechanical Components and Technical Services business segments performed well this year. In 1998, we will continue to focus on realigning our Optoelectronics segment."

Fourth-quarter and year-end highlights include:
----------------------------------------------
     Sales from continuing operations increased 5% to $386.8 million, compared to $369.8 million in the fourth quarter of 1996. The quarter's sales reflect strength across all business segments.

     Fourth-quarter 1997 operating income from continuing operations increased 43% to $32.9 million from $23.1 million reported for the same period last year. The increase was primarily due to better operating performance across all segments.

     In the Instruments business segment, fourth-quarter sales increased 1% to $91.8 million, and operating income increased 73% to $19.1 million, compared to 1996 levels. Contributions to the increase in sales and operating income included: additional sales of a new product and a strong reagent business in the Life Science Research (Diagnostics) division; strong base business in Astrophysics; a $4.7 million gain from the sale of EG&G Flow Technology; and the absence of a $4.2 million legal settlement in the fourth quarter of 1996. For the year, Instruments reported sales of $306.6 million, and operating income of $35.0 million, compared with sales of $321.7 million and operating income of $36.4 million in 1996. The decrease in sales was mainly due to the effects of currency translation.

                                     -more-

EG&G REPORTS FOURTH QUARTER RESULTS
21 January 1998
Page 2 of 5


     Fourth-quarter 1997 sales in Mechanical Components increased 7% to $76.3 million, while operating income increased 80% to $10.6 million, compared with the same period in 1996, primarily due to continued strength in the aerospace division. For the year, sales increased 6% to $292.7 million, and operating income increased 26% to $36.9 million, compared with 1996. The increase in operating income for the year reflects a $4.3 million gain from the sale of the EG&G Birtcher division.

     For the fourth quarter, Optoelectronics sales grew 7% to $70.1 million, although sales for the year decreased 3% to $261.3 million compared with 1996 levels. Fourth-quarter operating income increased by 109% to $4.9 million, compared with $2.3 million in the same period in 1996, primarily due to sales of new thermopile products, as well as improved operating margins. The segment reported 1997 operating income of $9.5 million before a $26.7 million asset impairment charge taken in the second quarter of 1997 as a result of operational issues in the IC Sensors division.

     Technical Services continued to be a significant contributor in the fourth quarter and for the year. Fourth-quarter sales increased 5% to $148.5 million compared with 1996 levels, largely due to increased sales in the automotive testing business as well as additional billings under government contracts. Similarly, this performance helped to increase fourth-quarter operating income by 7% to $10.7 million, compared to $10.0 million in 1996. For the year, sales for the Technical Services segment were $600.2 million, a 7% increase from $559.6 million in 1996. Operating income for the year increased 11% to $38.1 million, from $34.2 million in 1996.

Recent events included:

     October 21: EG&G received a $20 million order from the Dutch Airport Authority for two large-cargo inspection systems for installation at one of Europe's busiest airports, Schiphol, Amsterdam. The recently acquired technology, which has provided EG&G quick entry into the growing market for large-cargo scanners, allows for fast X-ray inspection of trucks and
     containers,   without   opening  the  cargo.   The  system   reveals  false
     compartments that might contain smuggled goods, such as arms, drugs or fraudulently manifested goods.

     October 30: EG&G Astrophysics (EG&G's security screening division) named one of North America's 10 Best Plants by IndustryWeek Magazine. Criteria for selection included consistent superior product quality, significant increases in productivity (EG&G Astrophysics increased productivity by 300% since 1993), aggressive cost reduction and on-time deliveries.

     December 8: EG&G was awarded a one-year contract (with three option years) to manage the privatization of the Defense Logistics Agency's distribution depot at Kelly Air Force Base. The initial year of the contract has an estimated value of between $18 million and $30 million.

     December 22: EG&G announced that it had entered into an agreement to sell its Sealol Industrial Seals Division to TI Group, plc. for $100 million, while simultaneously purchasing TI Group's Belfab division for $45 million. The transaction is expected to close in the second quarter of 1998. In 1997, EG&G Sealol Industrial contributed $88 million in sales.

     December 22: EDN Magazine selected EG&G Amorphous Silicon division as a finalist in its innovator of the year competition for its amorphous silicon detector technology.

                                     -more-

EG&G REPORTS FOURTH QUARTER RESULTS
21 January 1998
Page 3 of 5

     January  9:   EG&G  completed  the  sale  of  its  Rotron  division,  which manufactures fans, blowers and motors, to AMETEK, Inc. for approximately $103 million. In 1997 Rotron contributed $70 million in sales.

     January 13: Gregory L. Summe, formerly president of AlliedSignal's Automotive Product Group, was appointed President and Chief Operating Officer of EG&G. Summe is expected to begin his role at EG&G at the beginning of February.


Forward-Looking Information
All statements contained herein that refer to a time after December 28, 1997, including the words will be, estimated to be, could be, expect, believe, will continue, and plan, or statements referring to goals, the future or future actions, continuing actions, trends, strategies, initiatives, challenges or opportunities, or which otherwise are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including the factors set forth below.

Factors Affecting Future Performance
In the Instruments, Mechanical Components and Optoelectronics business segments, future performance will be highly dependent on the technological success, market acceptance and competitive position of new program initiatives and existing programs, including the amorphous silicon project and the advanced micromachined sensors technology platform. Improved operational efficiency will be required to offset increasing price pressure in many of the Company's product offerings. Other factors which may negatively affect future earnings performance include lower sales and earnings caused by divestitures, inability to resolve pricing issues with certain customers and difficulty in attracting and retaining key personnel in certain areas. The future results of the Optoelectronics segment are also dependent on management's ability to restore IC Sensors to break-even in the near term, the successful introduction of new products, improvement in manufacturing yields and implementation of cost reductions, including the successful transfer of assembly activities to lower-cost geographic locations.

In the Technical Services segment, the Company operates in a highly competitive procurement environment in the automotive testing and government services businesses. The automotive testing business is dependent on the success of the new marketing initiatives. The income generated by many of our government contracts is dependent on performance criteria. In accordance with government regulations, all of the Company's government contracts are subject to termination for the convenience of the government. NASA and the Air Force are consolidating the base operations contracts at the Kennedy Space Center, Cape Canaveral Air Station and certain functions at Patrick Air Force Base in an effort to eliminate duplication and reduce costs. It is anticipated that any resultant contract would be effective October 1, 1998. The Company is participating in the recompetition for the new contract.

For certain business segments, future performance will be highly dependent on the Company's ability to purchase and integrate acquisitions to replace divested revenues in accordance with the Company's strategic plan.

Movements in foreign exchange rates could affect operating results. Effective tax rates in the future could be affected by changes in the geographical distribution of income, utilization of net operating loss carry-forwards, repatriation costs, and resolution of outstanding tax audit issues.

EG&G Inc. is a global technology company that provides complete systems, as well as components to automotive, medical, aerospace, photography and other industries, and delivers skilled support services to government and industrial customers. Based in Wellesley, Massachusetts, EG&G Inc. has annual sales of more than $1.4 billion and more than 14,000 employees.

                                     -more-

EG&G REPORTS FOURTH QUARTER RESULTS
21 January 1998
Page 4 of 5


                      CONSOLIDATED STATEMENT OF OPERATIONS
                           EG&G, Inc. and Subsidiaries

                                                      Fourth Quarter Ended              Year Ended
                                                      --------------------              ----------
                                                      Dec.28,     Dec. 29,       Dec. 28,       Dec. 29,
(In thousands except per share data                      1997         1996           1997           1996
-----------------------------------                      ----         ----           ----           ----

Sales ...........................................   $ 386,759    $ 369,807     $1,460,805     $1,427,252

Costs and Expenses:
   Cost of sales ................................     279,338      269,437      1,084,691      1,048,743
   Research and development expenses ............      11,090       11,710         44,907         42,841
   Selling, general and administrative
       expenses .................................      63,383       65,570        243,409        248,038
   Asset impairment charge ......................           -            -         28,200              -
                                                    ---------    ---------     ----------     ----------

Total Costs and Expenses ........................     353,811      346,717      1,401,207      1,339,622
                                                    ---------    ---------    -----------    -----------

Operating Income From
   Continuing Operations ........................      32,948       23,090         59,598         87,630

Other Income (Expense), Net .....................      (1,597)      (2,067)        (5,572)        (7,276)
                                                    ---------    ---------    -----------    -----------
Income From Continuing
   Operations Before Income Taxes ...............      31,351       21,023         54,026         80,354

Provision for Income Taxes ......................      10,763        6,769         23,381         25,874
                                                    ---------    ---------    -----------    -----------

Income From Continuing Operations ...............      20,588       14,254         30,645         54,480
Income From Discontinued Operations,
   Net of Income Taxes ..........................         333        1,844          3,047          5,676
                                                    ---------    ---------    -----------    -----------

Net Income ......................................   $  20,921    $  16,098     $   33,692     $   60,156
                                                    =========    =========     ==========     ==========

Basic Earnings Per Share:
Continuing Operations ...........................   $     .45    $     .30     $      .67     $     1.15
Discontinued Operations .........................         .01          .04            .07            .12
                                                    ---------    ---------     ----------     ----------
Net Income ......................................   $     .46    $     .34     $      .74     $     1.27
                                                    =========    =========     ==========     ==========

Diluted Earnings Per Share:
Continuing Operations ...........................   $     .45    $     .30     $      .67     $     1.15
Discontinued Operations .........................         .01          .04            .07            .12
                                                    ---------    ---------     ----------     ----------
Net Income ......................................   $     .46    $     .34     $      .74     $     1.27
                                                    =========    =========     ==========     ==========

Weighted Average Shares of
   Common Stock Outstanding:
     Basic ......................................      45,319       46,824         45,757         47,298
     Diluted ....................................      45,448       46,898         45,898         47,467


EG&G REPORTS FOURTH QUARTER RESULTS
21 January 1998
Page 5 of 5


              SALES AND OPERATING INCOME FROM CONTINUING OPERATIONS
                               BY INDUSTRY SEGMENT
                           EG&G, Inc. and Subsidiaries

                                              Fourth Quarter Ended              Year Ended
                                              --------------------              ----------
                                              Dec.28,     Dec. 29,       Dec. 28,        Dec. 29,
(In thousands                                    1997         1996           1997            1996
-------------                                    ----         ----           ----            ----
Instruments
Sales ..................................   $  91,842     $  90,804     $  306,580      $  321,704
Operating Income .......................      19,092        11,040         34,983          36,400
                                                20.8%         12.2%          11.4%           11.3%
Mechanical Components
Sales ..................................   $  76,275     $  71,486     $  292,727      $  276,389
Operating Income .......................      10,621         5,906         36,866          29,203
                                                13.9%          8.3%          12.6%           10.6%
Optoelectronics
Sales ..................................   $  70,110     $  65,783     $  261,291      $  269,530
Operating Income Before Impairment .....       4,904         2,346          9,531          12,249
                                                 7.0%          3.6%           3.6%            4.5%
Asset Impairment Charge ................           -             -        (26,700)              -
Operating Income (Loss) After Impairment       4,904         2,346        (17,169)         12,249

Technical Services
Sales ..................................   $ 148,532     $ 141,734     $  600,207      $  559,629
Operating Income Before Impairment .....      10,734        10,022         38,087          34,169
                                                 7.2%          7.1%           6.3%            6.1%
Asset Impairment Charge ................           -             -         (1,500)              -
Operating Income After Impairment ......      10,734        10,022         36,587          34,169

General Corporate Expenses .............   $ (12,403)    $  (6,224)    $  (31,669)     $  (24,391)

Continuing Operations
Sales ..................................   $ 386,759     $ 369,807     $1,460,805      $1,427,252
Operating Income Before Impairment .....      32,948        23,090         87,798          87,630
                                                 8.5%          6.2%           6.0%            6.1%
Asset Impairment Charge ................           -             -        (28,200)              -
Operating Income After Impairment ......      32,948        23,090         59,598          87,630



                           OTHER FINANCIAL INFORMATION
                           EG&G, Inc. and Subsidiaries

(In thousands)                                  Year Ended
--------------                                  ----------
                                           Dec. 28,    Dec. 29,
                                               1997        1996
                                               ----        ----
Purchases of Common Stock:
   Number of shares ....................      1,332       1,559
   Cost of shares ......................   $ 28,104    $ 30,760

Cash and Cash Equivalents...............   $ 57,934    $ 47,846
Total Debt .............................   $161,030    $139,603